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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                   (Dollars in thousands, except per share data)

                                                                     Three Months          Three Months
                                                                         Ended                Ended
                                                                       March 31,             March 31,
                                                                         1998                  1999
                                                                    -----------------     ----------------
Net loss                                                            $         (1,746)     $          (851)

Accretion and dividends on preferred stock                                        55                  100
                                                                      ---------------       --------------

Net loss attributable to common shareholders                        $         (1,801)     $          (951)
                                                                      ===============       ==============

Net loss per common share - basic and diluted                       $          (0.35)     $         (0.16)
                                                                      ===============       ==============

Weighted average common shares outstanding
     during the period                                                     5,182,267            5,988,063

Effect of restricted common stock                                            (24,868)             (18,901)
                                                                      ---------------       --------------

Shares used in calculating net loss per common
     share                                                                 5,157,399            5,969,162
                                                                      ===============       ==============

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